Exhibit 99.1

For Immediate Release	December 17, 2020

Crown Crafts Names Olivia Elliott President and Chief Operating Officer, Effective January 4, 2021

●     Elliott to assume responsibility for the Company’s operations while continuing to oversee its financial activities

●     E. Randall Chestnut to continue as Chairman and Chief Executive Officer

GONZALES, La., Dec. 17, 2020 –Crown Crafts, Inc. (NASDAQ-CM: CRWS) announced today that the Board of Directors has appointed Olivia Elliott to be President and Chief Operating Officer of the Company, effective January 4, 2021. Elliott has been with Crown Crafts for 19 years and has served as the Company’s Vice President and Chief Financial Officer since 2008. She will assume responsibility of all day-to-day operations and continue to oversee financial activities for the Company.

E. Randall Chestnut, the Company’s current Chairman, President and Chief Executive Officer, will continue as Chairman and CEO after January 4, 2021. Chestnut joined Crown Crafts in 1995 and has been Chairman, President and CEO of the Company since July 2001.

“In the 19 years that Olivia and I have worked together at Crown Crafts, we have been focused on strengthening the business, generating cash flow and providing long-term positive returns for shareholders. This has allowed the Company to retire its high-interest debt, reduce its debt level from $47.7 million to a net cash position of $4.9 million as of September 27, 2020 (the most recent quarter end) and return $46 million in dividends to shareholders during that time period,” Chestnut said. “The Company has remained consistently profitable, and we have successfully grown the Company with seven acquisitions and a strengthened product portfolio. In addition, the stock price has climbed from under 20 cents per share in 2001 to $6.94 per share yesterday.”

Chestnut continued, “Olivia has contributed to this phenomenal period of success for the Company every step of the way. With her vast financial knowledge and experience in our industry and our business, she is exceptionally qualified to lead our Company to continued profitable growth in her new role.”

Elliott joined the Company in 2001 as Treasurer. Prior to that, she was Corporate Controller of Amedisys, a public home healthcare company, from 1999 to 2001. She also served in various positions at United Companies Financial Corporation and began her career in public accounting at Deloitte & Touche LLP. She is a Certified Public Accountant.

“For 19 years, I have been privileged to work with Randall and everyone on our team to build Crown Crafts as a profitably run business that consistently rewards its shareholders, customers and employees,” Elliott said. “We remain excited about the Company’s future as we continue to focus on generating strong cash flow, controlling expenses and serving all of our stakeholders.”

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, the impact of the COVID-19 pandemic on the Company’s business operations, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com